Exhibit 3.03


                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF

                              iBIZ TECHNOLOGY CORP.
                             (a Florida corporation)

         Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Amendment adopted:

         That Article IV of the Articles of Incorporation is hereby amended to read in its entirety as follows:

                                   ARTICLE IV
                                  CAPITAL STOCK

           The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.001, of which the Corporation is authorized to issue 450,000,000 shares. The second class of stock shall be Preferred Stock, par value $0.001, of which the Corporation is authorized to issue 50,000,000 shares. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

SECOND: This amendment was adopted on November 21, 2001.

THIRD: The amendment was approved by the shareholders. The number of votes cast for the amendment was sufficient for approval.

Signed this 26th day of November, 2001.

By: /s/ Kenneth W. Schilling
Name: Kenneth W. Schilling
Title: President